Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY ANNOUNCES RECORDS IN LOAN PRODUCTION OF $12.3 BILLION AND

EPS OF $2.41 FOR THE SECOND QUARTER 2004

Company Increases 2004 EPS Guidance to $8.25 to $8.75

Irvine, Calif., July 21, 2004, New Century Financial Corporation (Nasdaq: NCEN), one of the nation’s largest non-prime mortgage finance companies, announced results for the three months ended June 30, 2004, affirmed 2004 loan production guidance, increased 2004 earnings-per-share (EPS) guidance, and provided additional information about converting to a real estate investment trust (REIT).

Second Quarter 2004 Financial Highlights

•	Record loan production of $12.3 billion

•	Record EPS of $2.41

•	Affirmed 2004 loan production guidance of $40 billion or more

•	Increased 2004 EPS guidance to $8.25 to $8.75

•	Increased on-balance sheet portfolio to $9.1 billion

Financial Results

For the three months ended June 30, 2004, net earnings increased to $102.4 million, or $2.41 per share on a diluted basis, compared with $60.8 million, or $1.61 per share on a diluted basis, for the same quarter a year ago, an increase of 68.4 percent. Excluding the favorable impact of an income tax adjustment explained below, net earnings for the second quarter 2004 were $94.2 million, or $2.22 per share on a diluted basis. Total revenues for the quarter increased 92.5 percent to $414.8 million, compared with total revenues of $215.5 million for the same quarter a year ago.

For the six months ended June 30, 2004, net earnings increased to $189.6 million, or $4.46 per share on a diluted basis, compared with $106.6 million, or $2.83 per share on a diluted basis, for the same period a year ago, an increase of 77.9 percent. Total revenues increased 95.7 percent to $775.8 million, compared with $396.5 million for the same period a year ago.

“In the second quarter, New Century set new records in loan production volume and net earnings while many traditional “A” paper lenders experienced significant decreases in loan volume compared to a year ago,” said Robert K. Cole, chairman and chief executive officer. “These results underscore some of the differences between the prime and non-prime markets that have become apparent recently.

“Over the last year with loan volume almost doubled, we substantially increased earnings per share and increased the size of our balance sheet strength and earnings potential through our on-balance sheet securitization (OBS) portfolio. For the first half of 2004, the OBS assets generated 24% of current EPS compared to just 2.3% for the same period a year ago. By year-end 2005, we are expecting that approximately 50% of our earnings will come from our OBS asset portfolio. Additionally, following our conversion to a REIT, which we expect to occur by the end of the fourth quarter of 2004, we will be able to pursue our business model in a more tax efficient manner.

“Our record financial results as of June 30 and the solid business fundamentals we have in place give us the confidence to increase fiscal 2004 EPS guidance to a range of $8.25 - $8.75,” said Cole.

The following table summarizes financial information for the periods shown:

Financial Summary (in thousands except per share data)	Three Months Ended		Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Total revenues	$414,768	$215,464	$775,768	$396,452
Earnings before income taxes	$162,386	$104,134	$318,853	$182,191
Net earnings	$102,377	$60,815	$189,622	$106,554
Diluted earnings per share	$2.41	$1.61	$4.46	$2.83
Diluted wtd. avg. shares outstanding (1)	43,046	37,827	43,089	37,651

(1)	2004 periods include approximately 6.0 million shares currently issuable upon conversion of the company’s convertible senior notes

Loan Originations

Second quarter loan production totaled $12.3 billion, an increase of 112.1 percent compared with loan production for the corresponding period a year ago.

“Our record second quarter production volume reflects the hard work of our Associates, as well as the company’s proven ability to operate in a changing interest rate environment,” said Brad A. Morrice, vice chairman, president and chief operating officer. “For the third and fourth quarter of this year, we expect normalized production levels of $10 billion to $12 billion, which will result in 2004 production of $40 billion or more.”

The following table summarizes our loan originations by channel and product type for the periods shown:

(in thousands)	Three Months Ended				Six Months Ended
	06/30/04%		06/30/03%		06/30/04%		06/30/03%
Wholesale	$11,086,242	90.5	$5,324,063	91.7	$18,781,248	90.8	$9,561,251	91.1
Retail	1,169,625	9.5	478,934	8.3	1,910,975	9.2	931,217	8.9

Total	$12,255,867	100.0	$5,802,997	100.0	$20,692,223	100.0	$10,492,468	100.0

Fixed rate	$4,333,968	35.4	$1,374,767	23.7	$6,659,613	32.2	$2,617,379	24.9
Adjustable rate	7,921,899	64.6	4,428,230	76.3	14,032,610	67.8	7,875,089	75.1

Total	$12,255,867	100.0	$5,802,997	100.0	$20,692,223	100.0	$10,492,468	100.0

Refinance	$8,036,888	65.6	$4,468,157	77.0	$13,988,870	67.6	$8,292,307	79.0
Purchase	4,218,979	34.4	1,334,840	23.0	6,703,353	32.4	2,200,161	21.0

Total	$12,255,867	100.0	$5,802,997	100.0	$20,692,223	100.0	$10,492,468	100.0

Credit Quality

The following table summarizes loan origination by risk grades for the periods shown:

(in thousands)	Three Months Ended 6/30/04				Three Months Ended 6/30/03
	Amount	%	Avg. LTV	FICO	Amount	%	Avg. LTV	FICO
Risk Grades
AA	$9,544,860	77.9	78.1	648	$3,664,464	63.1	80.1	615
A+	1,151,393	9.4	78.5	601	988,519	17.1	79.3	585
A-	747,676	6.1	76.8	581	563,710	9.7	77.3	562
B	455,605	3.7	73.7	569	372,432	6.4	74.4	555
C/C-	328,881	2.7	68.3	557	208,846	3.6	68.4	547

Subtotal	$12,228,415	99.8	77.6	634	$5,797,971	99.9	78.9	599

Commercial (1)	17,609	0.1	66.8	698	1,566	—	N/A	N/A
Private label prime (2)	9,843	0.1	N/A	N/A	3,460	0.1	N/A	N/A

Total	$12,255,867	100.0	77.6	634	$5,802,997	100.0	78.9	599

(1)	Commercial loans represent real estate mortgage loans on five or more unit multifamily and mixed-use properties
(2)	Private label prime loans represent agency-qualifying loans originated for the company by a third party under a private label agreement

The following table sets forth the weighted average FICO score and credit trends on production for the periods indicated:

	2Q04	1Q04	4Q03	3Q03	2Q03
Wtd. avg. FICO score	634	619	615	626	599
% of production in top 2 credit grades	87.3%	84.1%	82.6%	85.4%	80.2%
% of production in bottom 2 credit grades	2.7%	3.5%	3.5%	2.6%	3.6%

“In response to the rising interest rate environment and competitive market conditions, we added incremental volume of loans with higher FICO scores and a higher percentage of fixed-rate loans,” said Morrice.

Net Operating Margin

The following table sets forth the components of operating margin for the periods indicated:

	2Q04	1Q04	4Q03	3Q03	2Q03
Gain on sale	4.27%	3.82%	3.75%	4.59%	4.45%
Net interest income (1)	0.48%	0.58%	0.54%	0.46%	0.53%
Loan acquisition cost (2)	(2.08)%	(2.35)%	(2.35)%	(2.06)%	(2.46)%

Operating margin	2.67%	2.05%	1.94%	2.99%	2.52%

(1)	Represents net interest income on mortgage loans held for sale divided by origination volume for the corresponding period
(2)	Loan acquisition cost and operating margin are non-GAAP financial measures; for comparable GAAP information see below and Schedule 1

“Our second quarter gain on sale was considerably higher than the first quarter as a result of a very favorable secondary market environment,” said Patti M. Dodge, executive vice president and chief financial officer. “We anticipate prices in the second half of 2004 to be lower than recent levels, and for all of 2004 we expect our net execution to be between 3.50% and 3.75%.”

Loan Acquisition Costs

The following table sets forth the components of loan acquisition costs for the periods indicated:

	2Q04	1Q04	4Q03	3Q03	2Q03
Points and fees
Wholesale	(0.69)%	(0.73)%	(0.76)%	(0.65)%	(0.76)%
Retail	3.21%	3.70%	4.19%	4.29%	4.26%
Net points and fees	(0.33)%	(0.36)%	(0.38)%	(0.30)%	(0.35)%
Overhead	(1.75)%	(1.99)%	(1.97)%	(1.76)%	(2.11)%

Loan acquisition costs	(2.08)%	(2.35)%	(2.35)%	(2.06)%	(2.46)%
Wholesale production as a % of total production	90.5%	91.2%	91.9%	92.5%	91.7%

“The decrease in loan acquisition costs in the second quarter reflects the increase in production volume. Based on our expectations that volume will stabilize during the second half of 2004, we anticipate loan acquisition costs to normalize to 2.25% for the remainder of the year,” added Dodge.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total expenses as reflected in our income statement. We believe that the presentation of loan acquisition costs provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do using the most directly comparable GAAP measure. Our management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Forward Sale Commitments

Current forward sales commitments totaling $5.3 billion will settle during the third quarter of 2004. We expect these sales to close at prices ranging from 103.0% to 104.0%.

Secondary Market Transactions

The following table summarizes our secondary market transactions for the periods shown below:

(in thousands)	Three Months Ended				Six Months Ended
	06/30/04		06/30/03		06/30/04		06/30/03
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Whole loan sales	$6,403,993	62.5	$4,820,523	86.2	$13,713,146	78.0	$8,928,265	87.2
Off-balance sheet securitizations (1)	337,148	3.3	—	—	337,148	1.9	—	—

Total premium sales	$6,741,141	65.8	$4,820,523	86.2	$14,050,294	79.9	$8,928,265	87.2

Discounted loan sales	50,153	0.5	60,594	1.1	90,675	0.5	108,076	1.0

Total sales	$6,791,294	66.3	$4,881,117	87.3	$14,140,969	80.4	$9,036,341	88.2

On-balance sheet securitizations	3,457,776	33.7	712,410	12.7	3,457,776	19.6	1,206,015	11.8

Total secondary market transactions	$10,249,070	100.0	$5,593,527	100.0	$17,598,745	100.0	$10,242,356	100.0

Total secondary market transactions as a % of production	83.6%		96.4%		85.1%		97.6%

(1)	Represents loans securitized by the Carrington investment fund further explained below in “Residual Interests”

Gain on Sale of Loans

The following table reflects the components of our gain on sale of loans for the periods shown below:

	Three Months Ended				Six Months Ended
	06/30/04		06/30/03		06/30/04		06/30/03
(in thousands)	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$280,211		$212,055		$563,850		$367,696
Securitizations	13,452		—		13,452		—
Mortgage servicing rights	—		12,920		—		31,887

	$293,663	4.36%	$224,975	4.67%	$577,302	4.11%	$399,583	4.48%

Loss on loans sold at a discount	(3,607)		(7,549)		(6,683)		(14,791)
Adjustments to loss allowance	—		—		—		2,000

Net execution	$290,056	4.27%	$217,426	4.45%	$570,619	4.04%	$386,792	4.28%

Premiums paid to acquire loans	(63,681)		(49,415)		(131,460)		(84,262)
Hedge gain (loss)	3,169		(6,268)		1,037		(6,704)
Fair value adjustment	(8,212)		—		(6,770)		1,606
Net deferred origination costs	(6,281)		(15,461)		(16,399)		(25,348)

Net gain on sale	$215,051	3.17%	$146,282	3.00%	$417,027	2.95%	$272,084	3.01%

Second quarter gain on sale was higher than the same quarter in 2003 as a result of a higher volume of loan sales and lower net deferred origination costs and premiums paid to acquire loans, partially offset by lower net execution. Net execution was lower in second quarter of 2004 primarily due to differences in the market outlook on interest rates compared to the same period last year.

Net deferred origination costs include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold.

Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period.

Hedge gain or loss represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to our residual interests and loans held for sale.

On-Balance Sheet Securitizations

At June 30, 2004, our on-balance sheet portfolio of mortgage loans held for investment totaled $9.1 billion, net of the related allowance for loan losses. Included in this amount is $1.7 billion of mortgage loans held for investment, net, which were pooled and identified prior to June 30, 2004 and will be sold through a securitization during the third quarter of 2004. Since inception of this portfolio, we have provided $63.3 million for loan losses through June 30, 2004. Losses charged against this allowance have been immaterial to date.

The following table provides performance data on our portfolio of on-balance sheet securities as of June 30, 2004:

(in thousands)	2003 Vintage	2004 Vintage
Initial collateral pool	$4,946,781	$3,457,777
Current collateral pool	$4,029,826	$3,414,579
Delinquency (30+ days)	3.22%	0.39%
Cumulative losses	$510	$0
Life-to-date CPR (1)	9.97% to 31.82%	0.0% to 4.75%

(1)	Constant prepayment rate

The following table provides the estimated contribution to 2004 EPS from our on-balance sheet portfolio:

	1H03	2003	1H04	2004*
Portfolio balance (in billions)	$1.2	$4.7	$9.1	$12.0
% contribution to EPS	2%	10%	24%	36%

*	Estimate

Income Taxes

During the second quarter of 2004, we resolved an Internal Revenue Service examination of our consolidated tax returns for the years 1998 through 2001. The conclusion of the examination resulted in the reversal of $5 million of income tax expense previously provided. Further, the outcome of the examination allowed us to reduce our expected income tax rate to 41 percent from 42 percent. The combined impact of these adjustments in the second quarter of 2004 was $8.2 million, or $0.19 per share on a diluted basis.

Repurchase Allowance

We established our repurchase allowance to provide for future repurchase obligations pursuant to representations and warranties in our loan sale agreements. We apply the historic rate of repurchases, the percent of those repurchases that are resold at a loss and the historic loss severity on such repurchases to our recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

As of June 30, 2004, the components of our repurchase allowance, which are included in other liabilities on our balance sheet, are as follows:

(in thousands)	Three Months Ended 6/30/04
Whole loan sale repurchase obligations:
Whole loan sales	$6,800,000
Historic repurchase rate	0.7%
Historic percentage of repurchases resold at a loss	74.0%
Average loss on sales of repurchased loans	21.0%
Total repurchase allowance	$7,397

Residual Interests

As of June 30, 2004, residual interests totaled $190.8 million. The following table summarizes the roll-forward of residual interests:

(in millions)
Beginning balance at 03/31/04	$170.9
Less cash received during 2Q04	$(12.2)
Residual interest income	$4.6
Fair value adjustment to residual interests	$(8.2)

$155.1

Carrington Mortgage Credit Fund I, LP residual interest	$35.7

Ending balance at 6/30/04	$190.8

Investment in Carrington Mortgage Credit Fund I, LP

In the first quarter of 2004, New Century invested $2 million in Carrington Capital Management, LLC and $25 million in Carrington Mortgage Credit Fund I, LP (Carrington Fund), which is sponsored by Carrington Capital Management, LLC. The fund invests primarily in whole loans and securities derived from residential sub-prime mortgage origination. New Century currently owns 100 percent of the Carrington Fund and 35 percent of Carrington Capital Management, LLC. These investments are consolidated with the company’s financial statements for financial reporting purposes. In May 2004, the Carrington Fund executed a securitization transaction structured as a sale rather than a financing, resulting in the addition of the residual interest included in the table above. Further, as the securitization was a sale to third parties we recognized a gain of $13.5 million, which is included in gain on sale of loans.

We look at a number of variables in evaluating the reasonableness of our quarterly valuation assumptions including historical experience, economic conditions and other factors. Updating the model for actual performance, the current forward LIBOR rates and modifying certain assumptions relating to losses and prepayment rates resulted in a downward fair value adjustment of $8.2 million. This adjustment was partially offset by $3.2 million in hedging gains for the second quarter of 2004.

Loan Performance Data

Detailed loan performance data and our credit trends are available on the “Earnings Releases” page in the Investor Relations section of the company’s Web site at www.ncen.com. Such loan performance data, as well as the loan performance data of our peers through June 30, 2004, are also available through various industry sources. The company believes these data indicate that our loan pools are generally performing in line with or better than our peer group.

Quarterly Dividend Payment

On June 24, 2004, our board of directors approved a quarterly cash dividend at the rate of $0.20 per share to be paid on July 30, 2004 to stockholders of record at the close of business on July 15, 2004. Any future declaration of dividends will be subject to our earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

Loan Servicing Platform

As of June 30, 2004, the balance of our loan servicing portfolio was $20.9 billion, consisting of the following:

Loans held for investment	$9.1 billion
Loans held for sale	$4.8 billion
Servicing rights retained	$0.6 billion
Interim servicing	$6.4 billion

Loans held for investment represent the current balance of our on-balance sheet securitizations plus $1.7 billion of loans that will be sold through a securitization transaction during the third quarter of 2004. Loans held for sale represent our unsold inventory. Servicing rights retained include both loans sold to whole loan investors for which we retained the servicing rights and loans securitized by the Carrington Fund. Interim servicing represents loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

As of June 30, 2004, the balance of loans serviced by others that underlie certain of our residual assets was $1.2 billion.

During the second quarter, our servicing platform received initial ratings from both Standard & Poor’s Rating Services and Fitch Ratings, Inc. These ratings were received based on the company’s experienced management team, highly developed policies and procedures, efficient technology, and strong audit and compliance culture.

Conversion to a Real Estate Investment Trust (REIT) and Related Public Offering

On April 5, 2004, New Century’s board of directors unanimously voted in favor of converting the company to a REIT, subject to a number of conditions, including SEC review and stockholder approval of the merger component of the REIT conversion. The REIT conversion will include a merger and related restructuring transactions. Pursuant to the merger, New Century will become a wholly-owned subsidiary of New Century REIT, Inc., a corporation that New Century has formed for purposes of the REIT conversion, and stockholders of New Century will receive one share of New Century REIT common stock for each share of New Century common stock they own at that time. Following the completion of the merger, New Century REIT will be renamed “New Century Financial Corporation.” New Century stockholders will vote on these items at the 2004 annual meeting, which the company expects to occur in September.

In connection with the REIT conversion, New Century also plans to raise approximately $750 million of capital through a public offering of shares of New Century REIT common stock, which is contingent upon, among other things, the completion of the merger described above. The company expects to complete the capital raise and adopt REIT status by the end of 2004. Additionally, the company has applied to have the REIT common stock listed on the New York Stock Exchange.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Conference Call and Webcast

New Century’s quarterly results conference call is scheduled to begin at 8:00 a.m. PDT on Thursday, July 22, 2004. The Webcast of the conference call and accompanying slide presentation will be available at www.ncen.com. If you would like to participate on the call, please contact Rachel Coultas at (949) 862-7725 to receive the details. The financial information included in this press release and the slide presentation will be available following the conference call by clicking the “Financial Information” button then the “Earnings Releases” button in the “Investor Relations” section of our Web site.

About New Century

New Century Financial Corporation is one of the nation’s largest sub-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of June 30, 2004, New Century originated loans through 74 sales offices operating in 29 states and 26 regional processing centers operating in 14 states and employed 4,624 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include: (i) our 2004 loan production guidance of $40 billion or more; (ii) our 2004 EPS guidance of $8.25 to $8.75; (iii) our expectation that by year-end 2005, we are expecting that approximately 50% of our earnings will come from our OBS asset portfolio; (iv) our expectations regarding the timing of our conversion to a REIT; (v) our expectation of normalized production levels of $10 billion to $12 billion for each of the third and fourth quarters of 2004; (vi) our expectation that secondary market prices in the second half of 2004 will be lower than recent levels; (vii) our expectation that our 2004 net execution will be between 3.50% and 3.75%; (viii) our expectation that loan acquisition costs will normalize to 2.25% for the remainder of 2004; (ix) our expectation that current forward sales commitments totaling $5.3 billion will settle during the third quarter of 2004 at prices ranging from 103.0% to 104.0%; (x) our estimates of the contributions of our on-balance sheet portfolio to our 2004 EPS; (xi) our expectations regarding the timing of our 2004 annual meeting of stockholders, (xii) our intention that New Century REIT will raise approximately $750 million of equity capital through a public offering of its shares of common stock in connection with, and contingent upon, consummation of the REIT conversion; and (xi) our expectations regarding the timing of the completion of the REIT capital raise and our adoption of REIT status. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the condition of the markets for whole loans and mortgage-backed securities; (iv) the stability of residential property values; (v) our ability to obtain stockholder approval of the agreement and plan of merger that is attached as an annex to the registration statement on Form S-4, as amended, filed with the Securities and Exchange Commission (SEC) by New Century REIT, Inc. in connection with the REIT conversion; (vi) the satisfaction or, where permitted, waiver of the conditions specified in the agreement and plan of merger; (vii) the timing of the SEC’s review of the registration statements on Form S-3 and Form S-4, as amended, filed with the SEC by New Century REIT, Inc.; (viii) our ability to comply with the requirements applicable to REITs; (ix) our ability to continue to maintain low loan acquisition costs; (x) the potential effect of new state or federal laws and regulations; (xi) the effect of increasing competition in our sector; (xii) our ability to maintain adequate credit facilities to finance our business; (xiii) the outcome of litigation or regulatory actions pending against us; (xiv) our ability to adequately hedge our residual values; (xv) the accuracy of our assumptions regarding our repurchase allowance and residual valuations, prepayment speeds and losses;(xvi) our ability to finalize our forward sale commitments; (xvii) our ability to deliver loans in accordance with the terms of our forward sale commitments; and (xviii) the ability of our servicing platform to maintain high performance standards. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and our other periodic filings with the SEC and also in the registration statements on Form S-3 and S-4, as amended, filed with the SEC by New Century REIT, Inc. We assume no obligation to update the forward-looking statements contained in this press release.

New Century Financial Corporation

Selected Financial Data

Unaudited

(in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Gain on sale of loans	$215,051	$146,282	$417,027	$272,084
Interest income
Interest on mortgage loans held for sale	89,071	50,071	158,063	89,909
Interest on mortgage loans held for investment	97,472	9,600	176,809	15,895
Other interest income	14	44	33	59
Residual interest income	4,578	6,119	9,358	12,684
Servicing and other income	8,582	3,348	14,478	5,821

Total revenues	414,768	215,464	775,768	396,452
Operating expenses
Personnel	109,000	50,449	189,966	99,628
Interest expense
Interest on mortgage loans held for sale	29,743	16,757	49,686	32,274
Interest on mortgage loans held for investment	33,430	2,714	66,415	4,453
Interest on convertible notes	2,126	—	4,250	—
Other interest expense	2,007	277	2,919	573
Provision for loan losses on mortgage loans held for investment	17,112	4,504	36,981	7,686
General and administrative	39,477	26,020	72,976	50,102
Advertising and promotion	10,758	6,388	20,656	12,575
Professional services	8,729	4,221	13,066	6,970

Total expenses	252,382	111,330	456,915	214,261
Earnings before income taxes	162,386	104,134	318,853	182,191
Income taxes	60,009	43,319	129,231	75,637

Net earnings	$102,377	$60,815	$189,622	$106,554

Net earnings available to common stockholders	$102,377	$60,815	$189,622	$106,554
Basic earnings per share	$3.07	$1.78	$5.72	$3.11

Diluted earnings per share	$2.41	$1.61	$4.46	$2.83

Basic wtd. avg. shares outstanding	33,299	34,191	33,129	34,237
Diluted wtd. avg. shares outstanding	43,046	37,827	43,089	37,651
Book value per share (diluted)	$22.15	$12.42

*	Book value per share is computed using fully diluted shares outstanding, assuming conversion of the convertible notes. Using basic shares outstanding, book value per share was $22.32 and $13.74 at June 30, 2004 and 2003, respectively.

Balance Sheet Data: (in thousands)	June 30, 2004	December 31, 2003	June 30, 2003
Cash and cash equivalents (1)	$68,891	$269,540	$169,085
Restricted cash	322,369	116,883	22,732
Loans receivable held for sale, net	4,784,222	3,422,211	2,138,347
Mortgage loans held for investment, net	9,146,472	4,745,937	1,187,617
Residual interests in securitizations	190,827	179,498	211,469
Other assets	220,929	200,811	66,611

Total assets	$14,733,710	$8,934,880	$3,795,861

Credit facilities	$4,439,518	$3,311,837	$2,049,572
Financing on mortgage loans held for investment	9,086,932	4,686,323	1,161,299
Convertible debt	205,349	204,858	—
Other liabilities	258,574	189,851	115,153
Total stockholders’ equity	743,337	542,011	469,837

Total liabilities and stockholders’ equity	$14,733,710	$8,934,880	$3,795,861

(1)	Cash and liquidity, which includes available borrowing capacity, was $212.7 million at June 30, 2003, $309.2 million at December 31, 2003 and $275.5 million at June 30, 2004

Schedule 1

The following table is a reconciliation of loan acquisition costs to our expenses in our income statement, presented in accordance with GAAP:

(in thousands)	2Q04	1Q04	4Q03	3Q03	2Q03
Total expenses	252,382	$204,533	$193,090	$145,363	$111,330
Add / subtract:
Excluded expenses (1)	(16,541)	(12,274)	(18,607)	(4,797)	(12,464)
Provision for loss and hedge loss from on-balance sheet securitization	(17,112)	(19,869)	(10,505)	(8,113)	(5,394)
Direct origination costs classified as a reduction in gain on sale	63,100	51,600	50,600	47,600	48,500
Interest expense	(67,306)	(55,964)	(52,341)	(27,934)	(19,749)

Loan acquisition costs – overhead	$214,523	$168,026	$162,237	$152,119	$122,223
Divided by: quarterly volume	$12,255,867	$8,436,356	$8,251,562	$8,638,808	$5,802,997
Loan acquisition costs overhead (bps)	1.75%	1.99%	1.97%	1.76%	2.11%

(1)	Excluded expenses consist of profit-based compensation, servicing division overhead, certain professional fees and direct origination costs capitalized to our loans held for investment

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

We believe that the presentation of loan acquisition costs provides useful information regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial reports. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

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